Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

November 18, 2022

VIA ELECTRONIC MAIL ONLY

OPAL Fuels Inc.

One North Lexington Avenue, Suite 1450

White Plains, New York 10601

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to OPAL Fuels Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (as defined below) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”), relating to (a) the Company’s offer to exchange (the “Exchange Offer”) 0.250 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company for each of the Company’s warrants that were (i) sold in connection with the initial public offering (the “IPO”) of ArcLight Clean Transition Corp. II, a Cayman Islands exempted company and the Company’s predecessor (“ArcLight”) and issued under the Warrant Agreement (the “Warrant Agreement”), dated as of March 25, 2021, by and between the Company (as successor to ArcLight) and Continental Stock Transfer & Trust Company, as warrant agent (the “Public Warrants”) and (ii) initially issued as private placement warrants to certain parties in connection with the IPO (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”); and (b) the solicitation of consents (the “Consent Solicitation”) from the holders of the Public Warrants and the holders of the Private Placement Warrants to amend the Warrant Agreement to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be exchanged for 0.225 shares of Class A Common Stock, in each case upon the terms and subject to the conditions set forth in the Preliminary Prospectus (as defined below) and the Letter of Transmittal (as defined below). The shares of Class A Common Stock issuable upon exchange of the Warrants pursuant to the Exchange Offer and the Warrant Amendment (as defined below) are referred to herein collectively as the “Shares”.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as counsel to the Company, we have examined, among other things, originals, or copies identified to our satisfaction as being true copies of the following:

1.	The registration statement on Form S-4 of the Company filed on the date hereof with the SEC under the Securities Act (the “Registration Statement”);

2.	The preliminary prospectus/offer to exchange, dated November 18, 2022, relating to the Exchange Offer and Consent Solicitation (such preliminary prospectus/offer to exchange being hereinafter referred to as the “Preliminary Prospectus”), which forms a part of and is included in the Registration Statement;

3.	the Schedule TO initially filed with the SEC on November 18, 2022 (as so filed and as amended, together with the exhibits thereto;

4.	the letter of transmittal and consent (the “Letter of Transmittal”) relating to the Exchange Offer and Consent Solicitation;

5.	a form of the amendment to the Warrant Agreement (the “Warrant Amendment”);

6.	an executed copy of the Dealer Manager Agreement;

7.	an executed copy of a certificate for the Company of its chief executive officer, dated the date hereof;

8.	a copy of the Company’s certificate of incorporation, certified by the Secretary of State of the State of Delaware as of November 16, 2022;

9.	a copy of the Company’s bylaws, as in effect as of the date hereof;

10.	a copy of certain resolutions of the Board of Directors of the Company, adopted on November 1, 2022;

11.	a copy of certain resolutions of a Designated Directors Committee of the Board of Directors of the Company, adopted on November 17, 2022;

12.	the Certificate of Good Standing for the Company, as certified by the Secretary of State of Delaware on November 16, 2022; and

13.	such other records, certificates, documents and instruments, certified or otherwise identified to our satisfaction, as we have considered necessary or appropriate for the purposes of this opinion letter.

We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence of all signatories to such documents; and (iv) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued by the Company in accordance with the terms of the Exchange Offer and the Warrant Amendment and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and reported decisions of the Delaware courts interpreting such law.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan, the award agreements related to the Shares or the Registration Statement.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP